Exhibit 99.1

FROM:	Ursula H. Moran (973) 617-5756	Ray Arthur (973) 617-5755
	Investor Relations	Chief Financial Officer

FOR:	Toys "R" Us, Inc.	Susan McLaughlin (973) 617-5900
	(NYSE: TOY)	Media Relations

FOR IMMEDIATE RELEASE

TOYS “R” US REPORTS THIRD QUARTER 2004 RESULTS

WAYNE, NEW JERSEY, November 22, 2004- Toys “R” Us, Inc. today reported its results for the third quarter ended October 30, 2004.  The company reported a net loss of $25 million, or $0.12 per share, for the third quarter of 2004, compared with a net loss of $46 million, or $0.22 per share, for the third quarter of 2003.  For the nine-month period ended October 30, 2004, the company reported net earnings of $8 million, or $0.04 per share, versus a net loss of $83 million, or $0.39 per share for 2003 (All per share figures refer to diluted per share amounts.)  Certain pre-tax charges and credits included in the results of the third quarter and nine months ended October 30, 2004 affected the comparability of these amounts, as more fully discussed below.  Net earnings for the nine-month period ended October 30, 2004 include the reversal of $200 million of income tax reserves as a result of the conclusion of the Internal Revenue Service’s review of the company’s tax filings for 1997 through 1999.

Total net sales for the third quarter of 2004 were $2.21 billion, down 1.4% from $2.25 billion for the third quarter of 2003.  For the nine months ended October 30, 2004, total net sales were $6.29 billion, down 2.6% from last year’s $6.46 billion.

Total net sales increased 2.0% for the third quarter versus last year after excluding the impact of currency translation, which increased 2004 third quarter sales by $42 million, and a $117 million decline in sales associated with the previously announced Kids “R” Us store closings.  For the nine-month period ended October 30, 2004, currency translation had a $123 million favorable impact on net sales.  The Kids “R” Us store closings resulted in a $257 million decline in sales year-over-year for the nine-month period.  Excluding these amounts, sales for the nine-month period were down 0.6% compared with the same period in 2003.

Operating losses for the third quarter of 2004 narrowed to $11 million versus operating losses of $43 million for the prior year’s third quarter.  For the nine months ended October 30, 2004, operating losses were $218 million compared with operating losses of $41 million for 2003.  The operating results include the following:

  SG&A for the third quarter of 2004 was positively impacted by a $13 million reversal of previously recorded unclaimed property reserves as a result of the settlement with third parties.  For the nine months ended October 30, 2004, SG&A included net charges of $23 million primarily related to severance and other related charges associated with the restructuring of the company’s corporate headquarter operations in Wayne, New Jersey and reserves required for unclaimed property.

  Total markdowns of $157 million were taken during the first half of 2004, primarily to liquidate selected older toy store inventory and to enhance store productivity and supply chain efficiency.  Of the total markdowns, $10 million were related to going out of business sales in Kids “R” Us stores.

  Restructuring and other charges for the third quarter was $11 million of income, which includes the benefit of a $23 million gain from the sale of Kids “R” Us real estate which was partially offset by $12 million of charges primarily associated with continuing costs for the closings of the Kids “R” Us store locations.  For the nine months ended October 30, 2004, restructuring and other charges of $42 million includes severance charges, the net cost associated with the Kids “R” Us store closings, and charges related to lease commitments on idle facilities.

Global Toy Business:  Segment Performance

In the U.S. Toy Store division, comparable store sales decreased 1.7% for the third quarter of 2004 and declined 5.0% for the nine months ended October 30, 2004. The nine-month decrease was primarily attributable to softness in the video game business, which declined 16.1%.  However, during the third quarter sales of video games increased 2.4% compared to the third quarter of 2003.  Total sales were $1.1 billion for the third quarter of 2004 versus $1.2 billion for the comparable quarter last year.  Total sales for the nine months ended October 30, 2004 were $3.3 billion versus $3.4 billion last year.  Operating loss for the third quarter of 2004 was $77 million versus an operating loss of $79 million in the third quarter of 2003.  Operating loss for the nine months ended October 30, 2004 was $229 million versus an operating loss of $81 million for 2003.  Results for the nine months of 2004 include $132 million of inventory markdowns taken during the second quarter of 2004.

In the International division, comparable toy store sales in local currencies were up 4.3% during the third quarter of 2004 and 1.1% for the nine months ended October 30, 2004.  Total sales were $483 million, up 5.5% from the same quarter last year excluding the impact of currency translation.  Sales for the nine months ended October 2004 were $1.3 billion after excluding the impact of currency translation, in line with sales of $1.3 billion for the comparable period in 2003.  Operating earnings were $15 million for the third quarter of 2004, which includes a gain of $2 million related to a sale of property, compared to $9 million in 2003.  Operating earnings for the nine-months ended October 30, 2004 were $7 million versus operating earnings of $1 million for the comparable period in the prior year.  Operating results for the nine-month period for the International division include $15 million of inventory markdowns taken during the second quarter of 2004 as well as the $2 million benefit from the gain recognized on the sale of property previously mentioned.

At Toysrus.com, third quarter 2004 sales were $67 million versus $66 million for the third quarter of 2003.  Third quarter sales increased 11.6% from the same period of 2003 after excluding the third quarter 2003 sales for Toysrus.com - Japan which was sold to Toys “R” Us - Japan during the third quarter of 2003.  Sales for the nine months ended October 30, 2004 were $171 million, a 1.7% decline from $174 million in 2003.  Sales for the nine months ended October 30, 2004 increased 8.2% after excluding the 2003 sales of Toysrus.com Japan.  Operating loss of $6 million for the third quarter of 2004 reflects a modest improvement compared to the third quarter of 2003.  For the nine months ended October 30, 2004, the operating loss was $15 million versus an operating loss of $23 million for the comparable period in 2003.

On October 26, 2004, Toys “R” Us, Inc. acquired all of the issued and outstanding shares of capital stock of Soft Bank for $42 million.  Prior to this acquisition Soft Bank owned a 20% interest, as a minority shareholder, of Toysrus.com, LLC.  Upon completion of the transaction, $39 million of goodwill and other intangible assets, subject to final purchase price allocation, were recorded.  Beginning in the fourth quarter of 2004, Toys “R” Us Inc. will recognize 100% of the results of Toysrus.com, LLC.

Babies “R” Us Performance

The Babies “R” Us business posted a 5.6% increase in total sales to $473 million, which includes a 0.5% increase in comparable store sales versus the third quarter of 2003.  Year-to-date comparable store sales have increased 2.3%.  During the nine months ended October 30, 2004, total sales increased to $1.4 billion, up from $1.3 billion in 2003.  Operating earnings increased 14% to $57 million from $50 million for the third quarter of 2004.  Operating earnings for the nine months ended October 30, 2004 were $174 million, up from $150 million in 2003, a 16% increase. Ten new Babies “R” Us stores opened during the nine-month period ended October 30, 2004.  Approximately 10 additional new store openings, along with additional store renovations, are planned during the remainder of the year.

Sale of Kids “R” Us Real Estate

The company previously announced an agreement under which Office Depot, Inc. would acquire the majority of the former Kids “R” Us real estate.  As previously indicated, this transaction has been closing in phases.  A substantial number of the store closings were complete at October 30, 2004, and cash proceeds of more than $130 million have been received by Toys “R” Us, Inc.  The company recorded a gain of $23 million during the third quarter of 2004 associated with the sale of the former Kids “R” Us real estate.  Additional gains may be recorded in the fourth quarter as the remaining closings occur.

Balance Sheet, Liquidity and Inventory Management

The company ended the third quarter of 2004 with $748 million in cash and cash equivalents.  Net capital expenditures were $155 million for the nine months ended October 30, 2004 down from $161 million last year.  As of October 30, 2004, total inventories decreased by 13% versus the same period last year. Inventory was down 9% versus the comparable period last year after adjusting for factors including currency translation (+2%), inventory markdowns (-3%) and the impact of the Kids “R” Us store closings (-3%).

John Eyler, Chairman and Chief Executive Officer, said, “Despite a difficult industry environment, there were some notable bright spots for Toys “R” Us during the third quarter.  We were encouraged by the relative improvement in the sales trends in our global toy business during the third quarter, with the International business and toysrus.com achieving solid sales gains and the video business in the U.S. improving significantly.  We were also very pleased with the operating performances of our International business and Babies “R” Us which delivered meaningful increases in operating earnings for the quarter.  We have maintained excellent discipline in inventory management across all of our businesses this year.”

Mr. Eyler continued, “Maintaining an exceptionally strong balance sheet, ample liquidity and significant financial flexibility continue to be among Toys “R” Us Inc.’s highest priorities.  To conclude the third quarter, which historically marks our annual inventory peak, with no short-term borrowings and more than $700 million in cash demonstrates our ongoing commitment to this goal.  We are confident that these priorities will enable us to meet all of our ongoing financial commitments, and continue to expect that we will generate significant cash from operations this year and going forward.  In addition, as we have said previously, we pursue our business strategies with a commitment to fulfill our obligations to all of our constituents, including our equity and debt holders, vendors, associates and customers.”

Mr. Eyler said, “With the holidays now upon us, everyone throughout our global toy organization is focused on maximizing our performance during this season.  We have begun to execute our holiday strategies, and we believe consumers are clearly recognizing that we have the widest assortment of toys available in each and every Toys "R" Us store as well as on Toysrus.com.  Moreover, our pricing is in-line with the market and we are able to provide the shopping environment and service to enable our guests to select the perfect toys for the children on their lists."

Mr. Eyler concluded, “As we have discussed previously, our Strategic Review continues, and we will not comment further on this subject until our Board of Directors reaches a decision on the specific steps that will be taken to separate the ownership of Babies “R” Us and the global toy business.  We continue to believe the separation will occur during the first half of 2005.”

Implementation of EITF 03-10 and EITF 02-16

In 2004, the company adopted the provisions of Emerging Issues Task Force (EITF) Issue No. 03-10, “Application of EITF Issue No. 02-16, ‘Accounting by a Customer (Including a Reseller) for Certain Consideration Received from a Vendor,’ by Resellers to Sales Incentives Offered to Consumers by Manufacturers” (EITF 03-10).  Accordingly, 2004 sales are recorded net of coupons redeemed.  The company’s 2003 financial results as permitted by the provisions of EITF 03-10 have been adjusted to the current year’s presentation.  Accordingly, results for the third quarter and nine months ended November 1, 2003 have been adjusted down by $13 million ($8 million net of tax), or by $0.04 per share, and $44 million ($27 million net of tax), or by $0.13 per share, respectively.

The company’s 2003 results also include the implementation of EITF No. 02-16, “Accounting by a Customer (Including a Reseller) for Certain Consideration Received from a Vendor” (EITF 02-16), which considers amounts received from vendors to be a reduction of product cost that should be recognized as merchandise is sold, unless certain restrictive provisions are met.  The implementation of the provisions of EITF 02-16 unfavorably impacted the company’s results for the third quarter of 2003 by $17 million ($11 million net of tax), or by $0.05 per share, and for the nine months ended November 1, 2003 by $40 million ($26 million, net of tax), or by $0.12 per share.

The provisions of EITF 03-10 and EITF 02-16 did not permit adoption through a cumulative effect adjustment at the beginning of 2003. If we had been permitted to record a cumulative effect adjustment at the beginning of 2003, the unfavorable impact on 2003 third quarter and first nine months results would have been reduced by $14 million ($9 million after tax), or $0.04 per share; and by $41 million ($26 million after tax), or $0.12 per share, respectively, related to the non-recurring initial implementation of the provisions of EITF 03-10 and EITF 02-16.

The implementation of the provisions for EITF 03-10 and EITF 02-16 had no impact on the company’s cash flow.

Toys "R" Us is one of the leading specialty toy retailers in the world.  Currently it sells merchandise through more than 1,498 stores, including 685 toy stores in the U.S. and 602 international toy stores, including licensed and franchise stores as well as through its Internet sites at www.toysrus.com, www.imaginarium.com and www.sportsrus.com.  Babies "R" Us is the largest baby product specialty store chain in the world and a leader in the juvenile industry, and sells merchandise through 211 stores in the U.S. as well as on the Internet at www.babiesrus.com.

Third quarter ended:	10/30/2004 (2)	11/01/2003 (1)
Net sales	$2,214,000,000	$2,246,000,000
Operating loss	$(11,000,000)	$(43,000,000)
Loss before income taxes	$(39,000,000)	$(73,000,000)
Net loss	$(25,000,000)	$(46,000,000)
Basic and diluted loss per share	$(0.12)	$(0.22)
Average basic and diluted shares outstanding	214,500,000	213,400,000

Nine months ended:	10/30/2004 (3)(4)	11/01/2003 (1)
Net sales	$6,294,000,000	$6,463,000,000
Operating loss	$(218,000,000)	$(41,000,000)
Loss before income taxes	$(302,000,000)	$(132,000,000)
Net earnings / (loss)	$8,000,000	$(83,000,000)
Basic earnings / (loss) per share	$0.04	$(0.39)
Diluted earnings / (loss) per share	$0.04	$(0.39)
Average basic shares outstanding	214,200,000	213,200,000
Average diluted shares outstanding	217,600,000	213,200,000

(1) The company adopted the provisions of EITF 03-10 in the first quarter of 2004 and adjusted its 2003 results for comparative purposes, as permitted by these provisions.

(2) Operating losses included pre-tax income of $24 million for the third quarter ended October 30, 2004.

(3) Operating losses included pre-tax charges of $222 million for the nine months ended October 30, 2004.

(4) Net earnings include the reversal of $200 million in income tax reserves.

This press release contains "forward-looking" statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, which are intended to be covered by the safe harbors created thereby.  All statements herein that are not historical facts, including statements about our beliefs or expectations, are forward-looking statements.  We generally identify these statements by words or phrases such as "anticipate," "estimate," "plan," "expect," "believe," "intend," “will," "may," and similar words or phrases.  These statements discuss, among other things, our strategy, store openings and renovations, future financial or operational performance, anticipated cost savings, results of restructurings, anticipated domestic or international developments, and other goals, targets and future occurrences and trends.  These statements are subject to risks, uncertainties and other factors, including, among others, competition in the retail industry, seasonality of our business, changes in consumer preferences and consumer spending patterns, general economic conditions in the United States and other countries in which we conduct our business, our ability to implement our strategy, availability of adequate financing, our dependence on key vendors of our merchandise, international events affecting the delivery of toys and other products to our stores, economic, political and other developments associated with our international operations, and risks, uncertainties and factors set forth in our reports and documents filed with the Securities and Exchange Commission (which reports and documents should be read in conjunction with this press release).  We believe that all forward-looking statements are based upon reasonable assumptions when made; however, we caution that it is impossible to predict actual results or outcomes or the effects of risks, uncertainties or other factors on anticipated results or outcomes and that, accordingly, you should not place undue reliance on these statements.  Forward-looking statements speak only as of the date when made, and we undertake no obligation to update these statements in light of subsequent events or developments.  Actual results and outcomes may differ materially from anticipated results or outcomes discussed in forward-looking statements.

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TOYS “R” US, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS

(In millions, except per share information)
(unaudited)

	THIRD QUARTER ENDED
	October 30, 2004	November 1, 2003
Net sales	$2,214	$2,246
Cost of sales	1,475	1,479

Gross margin	739	767

Selling, general and administrative expenses	678	732
Depreciation and amortization	83	78
Restructuring and other charges, net (1)	(11)	-

Total operating expenses	750	810

Operating loss	(11)	(43)

Interest expense - net	(28)	(33)
Gain from sale of Toysrus.com - Japan	-	3

Loss before income taxes	(39)	(73)

Income tax benefit	(14)	(27)

Net loss	$(25)	$(46)

Basic and diluted loss per share	$(0.12)	$(0.22)

Average basic and diluted shares outstanding	214.5	213.4

NOTE:

We adopted the provisions of EITF 03-10 in the first quarter of 2004. Our 2003 consolidated financial statements have been adjusted for comparative purposes, as permitted by the provisions of EITF 03-10. In addition, we adopted the provisions of EITF 02-16 in the first quarter of 2003. The presentation of our operating results for the third quarter of 2003 as adjusted for the provisions of EITF 03-10 and EITF 02-16, have been unfavorably impacted by $14 million ($9 million after tax), or $0.04 per share related to the non-recurring initial implementation of the provisions of EITF 03-10 and EITF 02-16.

(1) Includes a gain of $23 million related to the sale of the Kids "R" Us real estate.

TOYS “R” US, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS

(In millions, except per share information)
(unaudited)

	NINE MONTHS ENDED
	October 30, 2004	November 1, 2003
Net sales	$6,294	$6,463
Cost of sales	4,246	4,240

Gross margin	2,048	2,223

Selling, general and administrative expenses	1,981	2,025
Depreciation and amortization	243	239
Restructuring and other charges, net (1)	42	-

Total operating expenses	2,266	2,264

Operating loss	(218)	(41)

Interest expense - net	(84)	(94)
Gain from sale of Toysrus.com - Japan	-	3

Loss before income taxes	(302)	(132)

Income tax benefit	(310)	(49)

Net earnings / (loss)	$8	$(83)

Basic earnings / (loss) per share	$0.04	$(0.39)
Diluted earnings / (loss) per share	$0.04	$(0.39)

Average basic shares outstanding	214.2	213.2

Average diluted shares outstanding	217.6	213.2

Common shares outstanding at end of period	214.7	213.6

NOTE:

We adopted the provisions of EITF 03-10 in the first quarter of 2004. Our 2003 consolidated financial statements have been adjusted for comparative purposes, as permitted by the provisions of EITF 03-10. In addition, we adopted the provisions of EITF 02-16 in the first quarter of 2003. The presentation of our operating results for the nine months ended November 1, 2003, as adjusted for the provisions of EITF 03-10 and EITF 02-16, have been unfavorably impacted by $41 million ($26 million after tax), or $0.12 per share related to the non-recurring initial implementation of the provisions of EITF 03-10 and EITF 02-16.

(1) Includes a gain of $23 million related to the sale of the Kids "R" Us real estate.

TOYS “R” US, INC. AND SUBSIDIARIES
SEGMENT INFORMATION
(In millions)
(unaudited)

	THIRD QUARTER ENDED
	October 30, 2004	November 1, 2003
Net sales
Toys “R” Us - U.S.	$1,149	$1,157
Toys “R” Us - International	525	458
Babies “R” Us	473	448
Toysrus.com	67	66
Kids “R” Us	-	117

Total	$2,214	$2,246

Operating (loss) / earnings
Toys “R” Us - U.S.	$(77)	$(79)
Toys “R” Us - International	15	9
Babies “R” Us	57	50
Toysrus.com, net of minority interest	(6)	(6)
Kids “R” Us	(2)	7
Other (1)	(9)	(24)
Restructuring and other charges, net (2)	11	-

Operating loss	(11)	(43)

Interest expense - net	(28)	(33)
Gain from sale of Toysrus.com - Japan	-	3

Loss before income taxes	$(39)	$(73)

(1) Includes corporate expenses, the operating results of Toy Box, and the equity earnings of Toys “R” Us – Japan.

(2) Includes a gain of $23 million related to the sale of the Kids "R" Us real estate.

  TOYS “R” US, INC. AND SUBSIDIARIES
SEGMENT INFORMATION
(In millions)
(unaudited)

	NINE MONTHS ENDED
	October 30, 2004	November 1, 2003
Net sales
Toys “R” Us - U.S.	$3,264	$3,413
Toys “R” Us - International	1,413	1,266
Babies “R” Us	1,418	1,325
Toysrus.com	171	174
Kids “R” Us	28	285

Total	$6,294	$6,463

Operating (loss) / earnings
Toys “R” Us - U.S.	$(229)	$(81)
Toys “R” Us - International	7	1
Babies “R” Us	174	150
Toysrus.com, net of minority interest	(15)	(23)
Kids “R” Us	(10)	(16)
Other (1)	(103)	(72)
Restructuring and other charges, net (2)	(42)	-

Operating loss	(218)	(41)

Interest expense - net	(84)	(94)
Gain from sale of Toysrus.com - Japan	-	3

Loss before income taxes	$(302)	$(132)

(1) Includes corporate expenses, the operating results of Toy Box, and the equity earnings of Toys “R” Us – Japan.

(2) Includes a gain of $23 million related to the sale of the Kids "R" Us real estate.

TOYS “R” US, INC. AND SUBSIDIARIES
SUMMARY CONSOLIDATED BALANCE SHEETS

(In millions)
(unaudited)

	October 30, 2004	November 1, 2003	January 31, 2004
ASSETS
Cash and cash equivalents	$748	$961	$2,003
Restricted cash	-	49	-
Merchandise inventories	3,092	3,556	2,080
Income tax benefit	133	-	-
Other current assets	254	242	558

Total current assets	4,227	4,808	4,641

Property and equipment, net	4,533	4,751	4,572
Goodwill and other intangibles, net	387	348	348
Other assets	571	744	613

Total Assets	$9,718	$10,651	$10,174

LIABILITIES AND STOCKHOLDERS’ EQUITY
Short-term borrowings	$-	$-	$-
Accounts payable	1,601	1,727	991
Income tax payable	-	180	214
Accrued expenses and other current liabilities	667	572	894
Current portion of long-term debt	32	967	657

Total current liabilities	2,300	3,446	2,756

Long-term debt	2,293	2,311	2,349
Other non-current liabilities	851	871	866
Minority interest in Toysrus.com	-	10	9

Total stockholders’ equity	4,274	4,013	4,194

Total Liabilities and Stockholders’ Equity	$9,718	$10,651	$10,174

NOTE:
Our 2003 consolidated financial statements have been adjusted for comparative purposes, as permitted by the provisions of EITF 03-10.

TOYS “R” US, INC. AND SUBSIDIARIES
SUMMARY STATEMENTS OF CONSOLIDATED CASH FLOWS

(In millions)
(unaudited)

	NINE MONTHS ENDED
	October 30, 2004	November 1, 2003
Cash Flows from Operating Activities:

Net earnings / (loss)	$8	$(83)
Depreciation and amortization	243	239
Other non-cash items	4	(6)
Change in merchandise inventories	(1,004)	(1,334)
Change in income tax payable / receivable	(348)	(78)
Changes in accounts payable, accrued expenses and other liabilities	360	565
Changes in other operating assets and liabilities	13	65

Net cash from operating activities	(724)	(632)

Cash Flows from Investing Activities:

Capital expenditures, net	(155)	(161)
Proceeds from sale of fixed assets	133	-
Purchase of SB Toys, Inc.	(42)	-
Reduction in cash due to deconsolidation of Toysrus.com - Japan	-	(1)

Net cash from investing activities	(64)	(162)

Cash Flows from Financing Activities

Long-term debt borrowings	-	792
Long-term debt repayment	(501)	(29)
Other	11	-

Net cash from financing activities	(490)	763

Effect of exchange rate changes on cash and cash equivalents	23	(31)

Cash and Cash Equivalents

Net decrease during period	(1,255)	(62)
Beginning of period	2,003	1,023

End of period	$748	$961